Exhibit 10.10
IMPLEMENTATION DEED
DATED        APRIL 2008
DIODES INCORPORATED
and
ZETEX PLC

THIS DEED is made on   April  , 2008
BETWEEN:
(1)	DIODES INCORPORATED a company incorporated under the laws of the State of Delaware with registered number 683514 and whose registered office is at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 United States of America (Diodes); and

(2)	ZETEX PLC, a company incorporated in England and Wales with registered number 01378777 whose registered office is at Zetex Technology Park, Chadderton, Oldham, OL9 9LL (Zetex).
WHEREAS:
(A)	Diodes intends to make an offer (through its wholly owned subsidiary, Diodes Holdings UK Limited, a company incorporated under the laws of England and Wales under registered number 06475363) for the shares of Zetex on the terms and subject to the conditions set out in the Press Announcement (as defined below).

(B)	The parties have agreed to implement such offer by way of a scheme of arrangement although Diodes reserves the right, as set out in this deed, to elect to implement such offer by making a takeover offer for the entire issued and to be issued share capital of Zetex.

(C)	Each party has agreed to take certain steps to effect completion of the transaction and wish to enter into this deed to record their respective obligations relating to such matters.
THIS DEED WITNESSES as follows:
1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this deed, the definitions and other provisions in the schedule headed “Interpretation” apply throughout this deed, unless the contrary intention appears.

1.2	In this deed, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule to this deed. The schedules form part of this deed.

1.3	The headings in this deed do not affect its interpretation.

2.	PRESS ANNOUNCEMENT

The parties shall procure the release of the Press Announcement at or before 8.00am on 4 April 2008 or such other time and date as may be agreed by the parties. Clauses 3 (Implementation of the Scheme), 4 (Preparation of Documentation), 5 (Information and Access), 6 (Conduct of Business), 7 (Inducement Fee) and 10 (Competing Proposals) of this deed shall have no effect until and unless release of the Press Announcement occurs in accordance with this deed.

3.	IMPLEMENTATION OF THE SCHEME OR OFFER

3.1	Subject as provided in this deed, each of Zetex and Diodes, undertakes to each other that it will co-operate and take or cause to be taken all such steps as are within its power and are both reasonable and necessary to implement the Scheme as soon as reasonably practicable and in consultation with each other, including:
(a)	Zetex applying to the Court for leave to convene the Court Meeting and filing such documents as may be necessary in connection with such application;

(b)	upon: (i) the Court making the order necessary for the purpose of convening the Court Meeting; and (ii) any necessary documents being settled with the Court, Zetex shall as soon as reasonably practicable publish the Scheme Document and, thereafter, in accordance with any order of the Court, publish such other documents and information as the Court may approve or require from time to time in connection with the implementation of the Scheme;

(c)	Zetex convening and holding the Zetex General Meeting on the same date and immediately following the Court Meeting to consider and, if thought fit, approve the Zetex Resolution. Zetex will use reasonable endeavours to hold the Zetex General Meeting and the Court Meeting on 12 May 2008 or, if for reasons outside Zetex’s control it is not possible to hold the Zetex General Meeting and the Court Meeting on that date, as soon as possible thereafter;

(d)	following the Meetings, if the necessary resolutions are passed by the requisite majorities, Zetex seeking the sanction of the Court to the Scheme, seeking the confirmation of the Court of the Capital Reduction and taking any other action reasonably necessary to make the Scheme and the Capital Reduction effective (including, for the avoidance of doubt, advertising the Capital Reduction in a national newspaper and reconvening the Court Meeting and any other necessary shareholder meetings if so required by the Court);

(e)	as soon as reasonably practicable following sanction of the Scheme and the confirmation of the Capital Reduction, in each case by the Court, Zetex causing an office copy of the Court Orders to be filed with the Registrar and (in the case of the Court Order confirming the Capital Reduction under section 137 of the Companies Act 1985) requesting that it be registered;

(f)	save as permitted by this deed in relation to any contractual obligation of Zetex arising under any of the Zetex Share Option Schemes, Zetex not allotting or issuing any Zetex Shares between (1) the voting record time for the Zetex General Meeting and the Zetex General Meeting and (2) 6.00pm on the Business Day immediately before the date of the Reduction Court Hearing and the time at which the Scheme becomes effective;

(g)	Zetex requesting the UK Listing Authority and the London Stock Exchange to cancel the admission to listing and trading of Zetex Shares on and with effect from the Effective Date;

(h)	Zetex using all reasonable endeavours to ensure the time period between the posting of the Scheme Document and the Effective Date is as short as reasonably possible;

(i)	a representative of Diodes attending the Court Meeting and Final Court Hearing and undertaking thereat to the Court either in writing or, if so required by the Court, by Counsel appearing at the hearings to:
(i)	procure the delivery to the Zetex Shareholders of the cash consideration under the Scheme within 14 days of the Effective Date; and

(ii)	accept the allotment to it of the new Zetex Shares contemplated as being created and issued to it under the Scheme;
(j)	Diodes making arrangements for Zetex’s registrars (or such other agent as Diodes in its discretion may appoint) to be placed in funds sufficient to satisfy Diodes’ obligations under clause (i)(i) above; and

(k)	Diodes notifying Zetex in advance of any intention to seek the consent of the Panel to invoke a condition of the Scheme which will prevent the Scheme from becoming unconditional and to provide Zetex with reasonable details of the grounds upon which it intends to seek such consent.

(l)	Each party:
(i)	using all reasonable endeavours to procure that the Merger Clearances are obtained as soon as reasonably practicable;

(ii)	providing as promptly as reasonably practicable, in consultation and co-operation with the other party, all such information as may be reasonably be required for inclusion in any submission to any Relevant Authority for the purpose of obtaining the Merger Clearances and providing all such other assistance as may reasonably be required in connection with obtaining the Merger Clearances;

(iii)	promptly notifying the other party and providing copies of any material communications with any Relevant Authority in connection with obtaining the Merger Clearances, save in respect of any information which is reasonably considered by that party to be competitively sensitive, which may at that party’s option be provided to the other party’s legal advisers on an external counsel basis;

(iv)	using all reasonable endeavours to procure that each party and its advisers are able to attend any meetings or hearings and participate in any substantive discussions with any Relevant Authority in connection with obtaining the Merger Clearances; and

(v)	keeping the others informed reasonably promptly of developments which are material or potentially material to the obtaining of the Merger Clearances by 30 June 2008 or which would otherwise materially affect the implementation of the Acquisition.
3.2	Zetex agrees that the Scheme Document shall incorporate a recommendation of the Directors to Zetex Shareholders to vote in favour of the Scheme and the Zetex Resolution in the form set out in the Press Announcement.

3.3	Zetex confirms to Diodes that the Scheme will contain provisions in accordance with the terms and conditions set out in the Press Announcement and only as further agreed between Zetex and Diodes, save as required by applicable law or regulation. Once the Scheme Documentation has been issued, save as required by law or any court of competent jurisdiction, Zetex will not amend the Scheme without the prior written consent of Diodes (such consent not to be unreasonably withheld or delayed).

3.4	The obligations of the parties to implement the Scheme or, if applicable, the Offer are subject to satisfaction (or, where permissible, waiver by Diodes) of the Conditions. Zetex undertakes to Diodes that it will procure that the Final Court Hearing is postponed unless, at 6.00 pm on the Business Day preceding the date of the Final Court Hearing appearing on the Timetable, Diodes has confirmed to Zetex in writing that it has waived or treated as satisfied each Condition and if such confirmation is not given at that time, Zetex undertakes not to arrange for the Final Court Hearing to be held on a new date without the prior consent of Diodes (not to be unreasonably withheld or delayed).

3.5	Diodes may elect to implement the Acquisition by way of an Offer and if it does so, the Offer will be implemented on the same terms (subject to appropriate amendments, including (without limitation) an acceptance condition set at 90 per cent. (or such lesser percentage (being more than 50 per cent.) as Diodes may decide)) set out in the Press Announcement (and at a price no less than that set out in the Press Announcement), save as required by law or regulation.

4.	PREPARATION OF DOCUMENTATION

4.1	As soon as reasonably practicable following the date hereof, Zetex and Diodes shall use their respective reasonable endeavours to complete the preparation of the Scheme Document and shall each work diligently with a view to finalising it no later than 10 April 2008.

4.2	Zetex agrees to consult with Diodes as to the form and content of the Scheme Document, to seek the approval (not to be unreasonably withheld or delayed) of Diodes of the content of the Scheme Document before it is posted and endeavour to afford Diodes sufficient time to consider such document in order to give such approval. Diodes undertakes to provide Zetex promptly with all such information about itself as may reasonably be required for inclusion in the Scheme Document and to provide all such other assistance as Zetex may reasonably require in connection with the preparation of the Scheme Document, including access to, and ensuring the provision of reasonable assistance by, relevant professional advisers.

5.	INFORMATION AND ACCESS

5.1	Zetex shall (and shall procure that each other member of the Zetex Group shall) upon the reasonable request made by or on behalf of Diodes use its reasonable endeavours provide Diodes with all information, cooperation and assistance that Diodes may require for the purpose of the Acquisition.

5.2	During the period from the release of the Press Announcement to the Effective Date, Zetex shall (and shall procure that each member of the Zetex Group shall) upon the reasonable request made by or on behalf of Diodes, provide all assistance and co-operation to the Clean Team (as defined in clause 5.4 below) as the Clean Team may reasonably require to enable it to carry out integration-planning work. Such assistance shall include but shall not be limited to providing the Clean Team with access to: (i) the management of the Zetex Group; and (ii) documents, books and records of the Zetex Group.

5.3	Zetex shall only be obliged to comply with its obligations under clause 5.2 if it has previously received a confidentiality undertaking in the Agreed Form from each relevant adviser forming part of the Clean Team confirming that any information provided to the Clean Team in accordance with clause 5.2 or other information relating to the Zetex Group discovered by the Clean Team in carrying out the integration-planning work referred to in clause 5.2 is confidential and will not (without the prior written consent of Zetex) be disclosed by the Clean Team to any member of the Diodes Group.

5.4	For the purposes of this clause 5, the Clean Team shall comprise such professional advisers nominated by Diodes and agreed to by Zetex (such agreement not to be unreasonably withheld or delayed).

6.	CONDUCT OF BUSINESS

6.1	Zetex undertakes to Diodes that until the earlier of: (i) the Effective Date; and (ii) the termination of this deed in accordance with its terms Zetex will not and will procure that no other member of the Zetex Group will, without the prior consent of Diodes (not to be unreasonably withheld or delayed):
(a)	carry on business other than in the ordinary and usual course;

(b)	without prejudice to the generality of the foregoing paragraph (a), engage in any act or omission which would (i) require shareholder consent pursuant to Rule 21.1 of the Code; (ii) be material for disclosure in the context of the Scheme or the Offer; (iii) knowingly or wilfully cause any of the Conditions not to be satisfied;

(c)	pay any dividend or make any other distribution of profits or capital;

(d)	create any indebtedness between members of the Zetex Group which is not repayable at any time on the demand of the lender or the borrower;

(e)	acquire or dispose of any fixed assets with an individual value in excess of £50,000;

(f)	incur any expenditure exceeding £250,000 on capital account;

(g)	repay, accelerate or otherwise amend the terms of the current debt facilities of the Zetex Group;

(h)	issue any shares or options over shares (other than the issue by Zetex of shares pursuant to the requirements of the Zetex Option Schemes in respect of options granted prior to the date hereof);

(i)	make any capital contribution, gift or subscription for share capital or other securities in any other company;

(j)	dispose of any interest in, or grant any encumbrance over, any real estate asset;

(k)	make any amelioration to the terms of employment of any employee or the terms of any bonus arrangement;

(l)	settle any litigation for a cost in excess of £50,000; or

(m)	make any change to the terms of any of the Zetex Share Option Schemes other than as envisaged by this deed; or

(n)	enter into any agreement or arrangement with the trustees of the Zetex Group Pension Scheme.
6.2	Zetex may, with the prior written consent of Diodes, implement an employee retention bonus plan in respect of such Zetex employees and on such terms as both parties may agree in writing.

6.3	Zetex shall agree to pay the Zetex non-executive directors in respect of fees due in June 2008 in cash.

7.	INDUCEMENT FEE

7.1	Zetex shall pay £891,299 (the Inducement Fee) to Diodes if between the date of the issue of the Press Announcement and the date upon which the Scheme or Offer lapses or is withdrawn:
(a)	a Competing Proposal (or any amendment, variation or revision of such) is announced and such Competing Proposal subsequently becomes or is declared unconditional in all respects or is otherwise completed or implemented; or

(b)	the Directors (or any committee of the Directors) fail unanimously to recommend the Acquisition or withdraw or adversely modify or qualify their recommendation of the Acquisition; or

(c)	Zetex enters into an agreement with any third party pursuant to which Zetex agrees to pay a fee to such third party upon the occurrence of any events similar or substantially equivalent to any of those detailed in this clause 7.1.
7.2	The Inducement Fee shall become due and payable (without any set-off, deduction or withholding, save as required by law) seven days after the Scheme or Offer lapses or is withdrawn.

7.3	Zetex confirms that the Directors believe the arrangements set out in this clause to be in the best interests of the Zetex Shareholders and that these arrangements have been approved by the Panel pursuant to Rule 21.2 of the Code.

7.4	Nothing in this deed shall oblige Zetex to pay an amount which the Panel determines would not be permitted by Rule 21.2 of the Code.

8.	APPROVALS

Each of Diodes and Zetex confirm to each other that they have obtained all appropriate internal authorisations for the purpose of entering into this deed and releasing the Press Announcement.

9.	SHARE SCHEMES

9.1	Diodes and Zetex agree that:
(a)	any option that is already exercisable in accordance with the rules of the applicable Zetex Share Scheme may, subject to the rules of the applicable Zetex Share Scheme and any applicable law or regulation, be exercised in sufficient time prior to the date of the sanctioning of the Scheme so that any Zetex Shares issued in relation to such exercise shall be subject to the Scheme;

(b)	all subsisting options under the 1994 ESOS are already exercisable. A Cashless Exercise Facility will only be offered to an optionholder under the 1994 ESOS in respect of options whose exercise price is less than the price offered by Diodes for each Zetex Share and where the exercise of such options takes effect on the sanctioning of the Scheme, so that any Zetex

Shares issued in relation to such exercise shall be subject to the Scheme. To the extent not exercised prior to the date of the sanctioning of the Scheme, options under the 1994 ESOS continue to be subject to the rules of the 1994 ESOS;

(c)	all subsisting SAYE options are already exercisable but the exercise price in respect of each of them is greater than the price offered by Diodes for each Zetex Share. All subsisting SAYE options will lapse in accordance with the rules of the SAYE on 30 June 2008;

(d)	all subsisting options under the 2003 ESOS are already exercisable, save for an option over Zetex Shares granted in March 2007 (the March 2007 Option). A Cashless Exercise Facility will only be offered to an optionholder under the 2003 ESOS (other than the holder of the March 2007 Option) in respect of options whose exercise price is less than the price offered by Diodes for each Zetex Share and where the exercise of such options takes effect on the sanctioning of the Scheme so that any Zetex Shares issued in relation to such exercise shall be subject to the Scheme;

(e)	in respect of the March 2007 Option, Diodes and Zetex agree that they will co-operate to enable the optionholder of the March 2007 Option (provided that the March 2007 Option still subsists under the 2003 ESOS) either: (i) to exercise it on or soon after the Effective Date, so that he receives for the Zetex Shares he acquires the same price offered by Diodes for Zetex Shares; or (ii) to surrender it some time on or after the sanctioning of the Scheme in exchange for a cash sum payable by Zetex equal to the difference between the option exercise price of the March 2007 Option and the price offered by Diodes for Zetex Shares in respect of which the March 2007 Option is being surrendered. A Cashless Exercise Facility will only be offered to the holder of the March 2007 Option in respect of that option to the extent that he is permitted to exercise it on or soon after the Effective Date;

(f)	no options under the 2007 ESOS and the PSP are already exercisable, but they will become exercisable from the Effective Date. A Cashless Exercise Facility will only be offered to an optionholder under the 2007 ESOS who exercises his option conditionally on the Effective Date. To the extent not exercised conditionally on the Effective Date, options under the 2007 ESOS and the PSP will lapse at the end of the period of three months from the Effective Date, in accordance with the rules of the 2007 ESOS and the PSP;

(g)	no options under the BCP are already exercisable but all such options (having been granted as matching awards under the BCP) will become exercisable upon the sanctioning of the Scheme in accordance with the rules of the BCP. To the extent not exercised at the end of the period of six months from the sanctioning of the Scheme, they will lapse, in accordance with the rules of the BCP; and

(h)	the Remuneration Committee has the discretion to grant further options under and in accordance with the BCP to selected participants, in respect of the financial year ending 31 December 2007, but if it decides to exercise such discretion, any such options will be granted by reference to net of tax aggregate bonuses not exceeding £213,943.44. For the avoidance of doubt, clause 6 does not preclude the exercise of this discretion by the Remuneration Committee, except that no Zetex Shares allocated for the purposes of any award under the BCP will be issued and, so far as possible, any such award will be in respect of Zetex Shares already held in the EBT.
9.2	Diodes and Zetex agree that:
(a)	in relation to any outstanding option granted pursuant to a Zetex Share Scheme, the Remuneration Committee shall be solely responsible for determining if, and the extent to which, any performance condition attaching to such option has been satisfied and shall exercise any discretion it has in relation to such outstanding option in accordance with the rules of the applicable Zetex Share Scheme;

(b)	with the effect from the Effective Date, the articles of association of Zetex will be amended to provide that any Zetex Shares issued and allotted after the Effective Date will automatically be transferred to or to the order of Diodes for a cash price that is equivalent to the consideration offered for Zetex Shares acquired under the Scheme;

(c)	they will co-operate to ensure that all the Zetex Shares held in the EBT are used to satisfy all outstanding options granted pursuant to the Zetex Share Schemes subject, where necessary, to the consent of the trustee of the EBT;

(d)	to the extent that the Zetex EBT holds or may hold any Zetex Shares as at 6.00p.m. on the Business Day immediately before the Reduction Court Hearing and such Zetex Shares remain subject to outstanding options granted pursuant to the Zetex Share Schemes, or the trustee of the Zetex EBT has agreed to use such Zetex Shares to satisfy such outstanding options, Diodes and Zetex undertake to cooperate to ensure that a suitable arrangement is put in place that allows the trustee of the Zetex EBT to satisfy such outstanding options in Zetex Shares on or after the Effective Date.
9.3	As soon as reasonably practicable after the Scheme Document is posted to the Zetex Shareholders, Zetex will write to all the holders of outstanding options under the Zetex Share Schemes and explain the effects of the Scheme on such options provided that:
(a)	Zetex and its advisers will consult in a timely manner with Diodes and its advisers as to the contents of such communications prior to them being sent; and

(b)	such communications will be drafted so as to comply with the provisions of Rule 15 of the Code and so as to discharge Diodes’ obligations thereunder.
9.4	For the avoidance of doubt, no Cashless Exercise Facility will be made available except as specified in clause 9.1.
9.5	In relation to all other issues arising in relation to the Zetex Share Schemes as a result of or in connection with the Scheme, Zetex and Diodes undertake to cooperate with one another and to consult in advance on any proposals, or arrangements relevant to the proposals, to be made to the holders of options under the Zetex Share Schemes.

10.	COMPETING PROPOSALS

10.1	In the event that the Directors are approached by any person who may be interested in making a Competing Proposal, Zetex shall procure that the Directors shall promptly notify Diodes of the fact of that approach and shall promptly notify Diodes if such person is given access to confidential information relating to Zetex.

10.2	If any person makes an Independent Competing Offer Announcement Diodes may amend the terms of its Offer (the Revised Offer) and for a period of 2 Business Days from the Independent Competing Offer Announcement, Zetex shall not withdraw the Scheme. In the event that such Revised Offer:
(A)	is communicated to either the Directors or Zetex’s financial adviser within 2 Business Days of the Independent Competing Offer Announcement; and

(B)	increases the cash price previously offered by Diodes for each Zetex Share so that such increased cash price is no less than the price offered in the Independent Competing Offer Announcement the Directors acting reasonably and having sought independent advice consider that and the terms and circumstances of the Revised Offer are more favourable taking into account all circumstances including without limitation any obligation to pay any amount under clause 7 and the relative progress of each offer, the Directors shall recommend the Revised Offer to the Zetex Shareholders and shall withdraw any recommendation that they may have made of the Competing Proposal and shall not recommend the Competing Proposal set out in such Independent Competing Offer Announcement.

10.3	Zetex undertakes to Diodes that it shall not, and shall procure that the members of the Zetex Group and its and their respective directors, employees, advisers, agents or other representatives shall not, directly or indirectly, solicit, encourage to be made or otherwise seek to procure any Competing Proposal.

11.	TERMINATION

11.1	This deed may be terminated with immediate effect by Diodes or Zetex notifying the other to that effect and all rights and obligations of Diodes and Zetex hereunder shall, subject to subclause 11.2 and 11.3, cease forthwith as follows:
(a)	if a Competing Proposal (or any amendment, variation or revision of such offer) becomes or is declared wholly unconditional or is completed; or

(b)	if the Scheme is not sanctioned by Zetex Shareholders at the Court Meeting or the Zetex Resolution is not passed at the Zetex General Meeting, unless Diodes has previously bindingly elected to implement the Acquisition by way of an Offer (in accordance with this deed); or

(c)	if the Court declines or refuses to sanction the Scheme, unless Diodes has previously bindingly elected to implement the Acquisition by way of an Offer (in accordance with this deed); or

(d)	if Diodes elects to implement the Acquisition by way of Offer (in accordance with this deed) and such Offer lapses or is withdrawn; or

(e)	if either party is in material breach of this deed, by notice from the party not in breach; or

(f)	if at any time prior to satisfaction of the Conditions, the recommendation by the Directors of Zetex (or as the case may be the Independent Directors) to vote in favour of the Scheme or to accept an Offer, is withdrawn, qualified or adversely amended; or

(g)	if any of the Conditions which has not been waived is (or becomes) incapable of satisfaction or if Diodes notifies Zetex that, notwithstanding the fact that it has the right to waive such Condition, it will not do so; or

(h)	if any Condition which is incapable of waiver becomes incapable of satisfaction; or

(i)	if the Conditions shall not have been all satisfied or waived (as the case may be) by 31 July 2008.
11.2	If Diodes elects in accordance with this deed to implement the Acquisition by way of an Offer, then the parties’ obligations under clauses 3 (except clause 3.1(l)), 4, 5, 6, 9 and 10 shall terminate but this shall be without prejudice to the rights of any party that have arisen prior to that date under those clauses including (without limitation) any claim in respect of a breach of those clauses.

11.3	Termination of this deed shall be without prejudice to the rights of any party that have arisen prior to termination, including (without limitation) any claim in respect of a breach of this deed. Clauses 7 (Inducement Fee), 10 (Competing Proposals), 11 (Termination), 12 (Non-Solicitation of Employees) and 14 (Notices) to 18 (Governing Law and Jurisdiction) shall survive any such termination.

12.	NON-SOLICITATION OF EMPLOYEES

12.1	Diodes will not (whether alone or in conjunction with, or on behalf of, another person and whether directly or indirectly) for a period of nine months from the date of this deed, solicit or entice away, or endeavour to solicit or entice away, from Zetex or any member of Zetex Group, any person who is both a senior employee employed in a managerial, supervisory, technical or sales capacity by Zetex or any member of Zetex Group, and (b) a person (i) with whom Diodes had direct contact during the course of either the negotiations or the due diligence it conducted in connection with its proposed offer for the share capital of Zetex or (ii) whose name was specified in the materials included in an online data room relating to the Acquisition provided by Codex from 25 February 2008 until the date of this deed (each a Relevant Employee).

12.2	The employment of any Relevant Employee who (i) responded to an advertisement of a post available to a member of the public generally; or (ii) was recruited through an employment agency; or (iii) made an unsolicited approach to Diodes or any member of Diodes Group, shall not constitute a breach of clause 12.1 provided that in the case of sub clause (ii) of this clause 12.2 no company in Diodes Group or any of its respective officers and employees had encouraged or advised such agency to approach such Relevant Employee.

12.3	For the purposes of this clause 12: senior employee shall mean a person whose annual salary is in an amount in excess of £40,000; and Group shall, in relation to any company, mean its holding company and each of its subsidiary companies (as such terms are defined in section 736 of the Companies Act 1985).

13.	PROCUREMENT

Each party to this deed shall use its reasonable endeavours to procure that its employees, auditors and advisers shall do all such acts as reasonably necessary to give effect to the terms of this deed.

14.	NOTICES

14.1	Any notice, approval, consent or other formal communication to be given or made under this deed must (unless expressly provided otherwise) be in writing and be delivered or sent by fax to the party to be served at its address or fax number appearing in this deed or at such other address and/or fax number as it may have notified to the other parties in accordance with this clause 14.1.

14.2	Any notice, approval, consent or other formal communication shall be deemed to have been given or made:
(a)	if delivered, at the time of delivery; or

(b)	if sent by fax, on the date of transmission, if despatched before 3.00 p.m. (local time at the place of destination) on any Business Day, and in any other case on the Business Day after the date of despatch.
14.3	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the fax message was properly addressed and transmitted, as the case may be.

15.	ANNOUNCEMENTS

None of the parties will make any announcement about the implementation of the Acquisition, the Scheme or the financing of the Acquisition or any matters arising in relation to or in connection with the Acquisition, the Scheme or the financing of the Acquisition or about any discussions between the parties concerning any of the foregoing, without the prior consent of the other parties (such consent in each case not to be unreasonably withheld or delayed) except to the extent required by law, any court of competent jurisdiction or any governmental or regulatory body provided that, so far as it is lawful to do so prior to such disclosure, such party seeks the prior consent of the other parties to such announcement.

16.	REMEDIES AND WAIVERS

16.1	The rights of each party under this deed may be exercised as often as necessary, are cumulative and not exclusive of rights and remedies provided by law and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right unless a time limit is set out in this deed or provided by law.

16.2	The rights, powers and remedies provided in this deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

16.3	Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages may not be an adequate remedy for any breach by any party of the provisions of this deed and any party may be entitled to seek the remedies of injunction, specific performance and other equitable relief (and none of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this deed by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this deed.

17.	GENERAL

17.1	Each of the provisions of this deed shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any provision is void but would be valid if some part of it were deleted, the provision shall apply with such modification as may be necessary to make it valid.

17.2	Nothing in this deed and no action taken by the parties under this deed shall constitute a partnership, association, joint venture or other co-operative entity between any of the parties.

17.3	A person who is not a party to this deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

17.4	This deed and the documents referred to in it contain the whole agreement between the parties relating to the transactions contemplated by this deed and supersede all previous agreements between the parties relating to these transactions save as set out in the confidentiality agreement between the parties, dated 13 June 2007.

17.5	Each party acknowledges that, in agreeing to enter into this deed, it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this deed) made by or on behalf of any other party at any time before the signature of this deed. Each of the parties waives all rights and remedies which, but for this clause 17.5, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance. Nothing in this clause 17.5 limits or excludes any liability for fraud.

17.6	This deed may only be varied in writing signed by each of the parties.

17.7	No party shall assign all or any part of the benefit of, or its rights or benefits under, this deed.

17.8	Save as otherwise expressly provided in this deed, each party shall pay its own costs and expenses in relation to the negotiation and preparation of this deed and the implementation of the transactions contemplated hereby.

17.9	This deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

17.10	Each counterpart shall constitute an original of this deed, but all the counterparts shall together constitute but one and the same instrument.

18.	GOVERNING LAW AND JURISDICTION

18.1	This deed is governed by English law.

18.2	The English courts have exclusive jurisdiction to settle any dispute, claim or controversy arising out of or in connection with this deed and the parties submit to the exclusive jurisdiction of the English courts.

18.3	The parties waive any objections to the English courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

SCHEDULE 1
INDICATIVE TIMETABLE

Release of Press Announcement	4 April

Filing of the claim form with the Court	10 April

Hearing for leave to convene the Court Meeting	17 April

Posting of the Scheme Document	18 April

Court Meeting and General Meeting	12 May

Hearing for directions in relation to the Capital Reduction	20 May

Advertise court hearing	22 May

Hearing to sanction the Scheme	2 June

Final Court Hearing	4 June

Effective Date	5 June

SCHEDULE 2
PRESS ANNOUNCEMENT

SCHEDULE 3
INTERPRETATION

1.	In this deed:

	Acquisition	means the proposed acquisition by Diodes of the entire issued and to be issued share capital of Zetex as described in the Press Announcement;

	Agreed Form	means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of Diodes and Zetex;

	BCP	means the Zetex plc 2007 Bonus Co-Investment Plan;

	Business Day	means a day (other than a Saturday or Sunday) on which banks are generally open in London for normal business;

	Capital Reduction	means the proposed reduction of share capital of Zetex pursuant to the Scheme;

	Cashless Exercise Facility	on the exercise of any option granted pursuant to a Zetex Share Scheme, a facility under which Diodes:

(a)   withholds from the consideration due on the acquisition of the Zetex Shares received on the exercise of such option an amount equal to any exercise price payable, and any taxation arising, as a result of the exercise; and

(b) pays such withheld sums to Zetex, which will ensure that the correct sums are paid to the relevant taxation authority in respect of the exercise of such option;

	Code	means the City Code on Takeovers and Mergers;

	Competing Proposal	means a proposed offer, tender offer, merger, acquisition, scheme of arrangement, recapitalisation or other business combination (including a transaction involving a dual listed company structure) (for the avoidance of doubt, whether or not subject to the satisfaction of any pre-condition) relating to any direct or indirect acquisition or purchase of 51 per cent. or more of the Zetex Shares or of the business or assets of Zetex and its subsidiaries (taken as a whole) proposed by any third party which is not an associate (as defined in the Code) of Diodes;

	Conditions	means the conditions to implementation of the Scheme and the Acquisition or, if applicable, the Offer, set out in the Press Announcement;

	Court	means the High Court of Justice in England and Wales or the Court of Appeal of England and Wales, as the case may be;

	Court Meeting	means any meeting or meetings of the Zetex Shareholders as may be convened pursuant to an order of the Court pursuant to section 896 of the Companies Act 2006 for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment), including any adjournment or postponement of any such meeting;

Directors	means the board of directors of Zetex;

Effective Date	means the date upon which (i) the Scheme becomes effective in accordance with its terms, or (ii) if Diodes elects to implement the Acquisition by way of Offer, the Offer becomes or is declared unconditional in all respects;

1994 ESOS	means the Zetex plc 1994 Executive Share Option Scheme;

2003 ESOS	means the Zetex plc 2003 Executive Share Option Scheme;

2007 ESOS	means the Zetex plc 2007 Executive Share Option Scheme;

Final Court Hearing	means the final hearing of the Petition by the Court;

Final Court Order	means the order of the Court confirming the reduction of capital provided for by the Scheme under section 137 of the Companies Act 1985;

Independent Competing Offer Announcement	means an announcement of a firm intention to make an offer comprising a Competing Proposal whether or not made pursuant to Rule 2.5 of the Code;

Meetings	means the Zetex General Meeting and the Court Meeting;

Merger Clearances	means all relevant merger control clearances to allow the implementation of the Acquisition having been obtained pursuant to Conditions 4a and 4b as set out in Appendix 1 to the Press Announcement;

Offer	means a recommended offer made on behalf of Diodes to acquire all of the Zetex Shares, on the terms and subject to the conditions set out in the Press Announcement (subject to appropriate amendments, including (without limitation) the inclusion of an acceptance condition set at ninety per cent. (or such lesser percentage (being more than 50 per cent.) as Diodes may decide), of the shares to which such offer relates) and, where the context admits, any subsequent revision, variation, extension or renewal of such offer;

Panel	means the Panel on Takeovers and Mergers;

Petition	means the petition applying to the Court for the Final Court Order;

Press Announcement	means the press announcement to be issued in accordance with Rule 2.5 of the Code announcing the terms of the Scheme, a final draft of which is set out in the scheduled headed “Press Announcement”;

PSP	means the Zetex plc 2007 Performance Share Plan;

Reduction Court Hearing	means the hearing by the Court of the application to confirm the Capital Reduction;

Registrar	means the Registrar of Companies for England and Wales;

Relevant Authority	means any central bank, ministry, government, government department, governmental, quasi-governmental, (including the European Union), supranational, statutory, regulatory or investigative body or authority (including any national or supranational anti-trust or merger control authority), national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof), private body or other authority, trade agency, association, institution or professional or environmental body in any relevant jurisdiction;

Remuneration Committee	means the remuneration committee from time to time until the Effective Date of the board of directors of Zetex;

SAYE Scheme	means the Zetex plc SAYE scheme;

Scheme	means the proposed acquisition of the Zetex Shares by Diodes by way of a scheme of arrangement under section 895 of the Companies Act 2006, on the terms and subject to the Conditions set out in the Press Announcement and to be set out in the Scheme Document with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Zetex and Diodes;

Scheme Document	means the document to be sent to Zetex Shareholders which will contain, among other things, the terms and conditions of the Scheme and which will include the notices convening the Court Meeting and the Zetex General Meeting, a draft of which is in the Agreed Form;

Timetable	means the timetable for the implementation of the Scheme, the current form of which is set out in the schedule headed “Indicative Timetable”;

Zetex EBT	means the Zetex Employee Share Ownership Plan Trust created by a trust deed dated 8 March 1999;

Zetex General Meeting	means the general meeting of Zetex Shareholders to be convened for the purposes of considering and, if thought fit, approving the Zetex Resolution, including any adjournment or postponement of that meeting;

Zetex Group	means Zetex and its subsidiary undertakings, and references to a “member” or “members” of the Zetex Group shall be construed accordingly;

Zetex Resolution	means the special resolution to approve, amongst other things, the cancellation of the entire issued share capital of Zetex and such other matters as may be necessary or desirable to implement the Scheme and any Offer;

Zetex Shareholders	means the holders of Zetex Shares;

Zetex Share Schemes	means the 1994 ESOS, the 2003 ESOS, the 2007 ESOS, the BCP, the PSP and the SAYE Scheme; and

Zetex Shares	means ordinary shares of 5p each in the capital of Zetex.
2.	In this deed:
(a)	references to a person include a body corporate and an unincorporated association of persons;

(b)	references to an individual include his estate and personal representatives;

(c)	references to a party to this deed include references to the successors and assigns (immediate or otherwise) of that party;

(d)	a person shall be deemed to be connected with another if that person is connected with that other within the meaning of section 839 of the Income and Corporation Taxes Act 1988 (as in force at the date of this deed);

(e)	the expressions acting in concert, control and offer shall have the meaning given in the Code;

(f)	references to a transfer of a share include the disposal of any interest in that share (including the creation of any security interest or other third party right over any interest in that share and any renouncement in favour of another person of any right to the allotment or transfer of that share);

(g)	the words including and include shall mean including without limitation and include without limitation, respectively;

(h)	any reference importing a gender includes the other gender;

(i)	any reference to a time of day is to London time;

(j)	any reference to £ is to Pound Sterling, any reference to ñ is to Euro and any reference to $ is to United States Dollars; and

(k)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this deed or that document.
3.	In this deed, any reference, express or implied, to an enactment includes:
(a)	that enactment as re-enacted, amended, extended or applied by or under any other enactment (before, on or after the signature of this deed);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation made (before, on or after the signature of this deed) under any enactment, as re-enacted, amended, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above , provided that no such enactment or subordinate legislation made after the date of this deed shall increase the liability of any party under this deed, and enactment includes any legislation in any jurisdiction.

4.	The eiusdem generis rule does not apply to this deed. Accordingly, specific words indicating a type, class or category of thing do not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

5.	A reference in this deed to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter will be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this deed or the terms of this deed.

6.	Paragraphs 1 to 5 above apply unless the contrary intention appears.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

EXECUTED as a DEED by	)

DIODES INCORPORATED	)

acting by Keh-Shew Lu	)	/s/ Keh-Shew Lu

EXECUTED as a DEED by	)

ZETEX PLC	)

acting by Hans Rohrer	)	/s/ Hans Rohrer

and	)